Exhibit 99.1

XtantTM Announces Preliminary Third Quarter 2015 Revenue

•	Third Quarter 2015 Pro Forma Combined Revenue in the range of $20.7 million to $20.9 million, an increase of 5.5 % to 6.5 % over the same period last year

•	Excluding OEM Revenue, Third Quarter 2015 Pro Forma Combined Revenue expected to increase between 12.7% to 13.8% compared to last year

Xtant Medical Holdings, Inc. (OTCQX: BONE), a leader in the development of regenerative medicine products and medical devices, today announced preliminary unaudited revenue for the third quarter of 2015.

The Company is expecting pro forma total combined revenue for the third quarter of 2015 to be in the range of $20.7 million to $20.9 million, representing an increase of 5.5 % to 6.5 % when compared to pro forma combined revenue of $19.6 million reported for the third quarter of 2014. The third quarter 2014 and 2015 revenue figures include approximately $1.9 million and $0.7 million, respectively, of OEM revenues from a large orthopedic device manufacturer. Excluding these OEM revenues, third quarter 2015 pro forma combined revenue is expected to increase between 12.7% and 13.8% compared to the same period last year.

The Company acquired X-spine during the third quarter on July 31, 2015, so for SEC reporting purposes, the Company is expected to report third quarter 2015 revenue in the range of $17.6 million and $17.8 million, which includes three months of Bacterin revenues and two months of X-spine revenues.

The quarterly financial results included in this release were calculated prior to the completion of a review by the Company’s external auditors and are therefore subject to adjustment.

Xtant Medical Holdings Inc.
3Q Pro Forma Combined Revenue Comparison
		Third Quarter 2015 Revenue Guidance Range
	Actual	Lower-End			Upper-End
	3Q 2014	Revenue	Y-Y Increase (Decrease)%		Revenue	Y-Y Increase (Decrease)%
Bacterin revenues	$8,454,000	$9,800,000	$1,346,000	15.9%	$9,900,000	$1,446,000	17.1%
X-spine revenues (ex OEM)	$9,256,000	$10,155,000	$899,000	9.7%	$10,255,000	$999,000	10.8%
Total revenues (ex OEM)	$17,710,000	$19,955,000	$2,245,000	12.7%	$20,155,000	$2,445,000	13.8%
X-spine OEM revenues	$1,909,000	$745,000	$(1,164,000)	-61.0%	$745,000	$(1,164,000)	-61.0%
Total revenues	$19,619,000	$20,700,000	$1,081,000	5.5%	$20,900,000	$1,281,000	6.5%

About Xtant Medical Holdings

Xtant Medical Holdings, Inc. (OTCQX:BONE) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to successfully integrate the acquisition of X-spine; the ability of the Company's sales force to achieve expected results; the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company's secured lending facility; the Company's ability to manage cash flow; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Annualized, pro forma, projected and estimated numbers used in this press release are used only for illustrative purposes and are not forecasts and may not reflect actual results.

The unaudited pro forma financial information contained in this press release is included for informational purposes only and does not purport to reflect the results of operations or financial position that would have occurred had Xtant and X-spine operated on a combined basis during the periods presented. The unaudited pro forma financial information should not be relied upon as being indicative of our financial condition or results of operations had the X-spine transaction occurred on the date assumed nor as a projection of our results of operations or financial position for any future period or date.

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COCKRELL GROUP
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